EXHIBIT 99.1

For Immediate Release

CHARMING SHOPPES ANNOUNCES CLOSING OF OFFERING OF
$250 MILLION SENIOR CONVERTIBLE NOTES

Bensalem, Pa., April 30, 2007 - Charming Shoppes, Inc. (Nasdaq: CHRS), today announced the closing of its offering of $250 million aggregate principal amount of senior convertible notes due 2014 (the “Notes”) that were privately offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted the initial purchasers an option to purchase an additional $25 million aggregate principal amount of such Notes, which has not yet been exercised. Any exercise of this over-allotment option must be completed by May 9, 2007 and settled by May 11, 2007.

The Notes are unsecured, senior obligations of the Company, will pay interest semi-annually at a rate of 1.125% per annum, and will be convertible upon satisfaction of certain conditions. The Notes will be convertible into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into shares of the Company’s common stock. The Notes will have an initial conversion rate of 65.0233 shares of common stock per $1,000 principal amount of the Notes. This represents an initial conversion price (which is subject to adjustment in certain circumstances) of approximately $15.38 per share, representing a 21.0% conversion premium based on the closing price of $12.71 per share on April 24, 2007. The Company presently intends to satisfy any conversion of the Notes with cash up to the principal amount of the Notes and, with respect to any excess conversion value, with shares of the Company’s common stock. However, the Company does have the option, until approximately six months prior to the maturity of the Notes, to satisfy the conversion entirely with shares of its common stock. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes upon the occurrence of certain events. The Notes will mature on May 1, 2014.

The Company intends to call for redemption its $150 million 4.75% Senior Convertible Notes due 2012 (the “2012 Notes”). As of February 3, 2007, $150 million principal amount of the 2012 Notes was outstanding. Until redeemed, holders of the 2012 Notes have the option to convert their notes into the Company’s common stock at a conversion price of $9.88 per share. If holders of the 2012 Notes do not exercise their option to convert their notes into the Company’s common stock, the Company may use a portion of the proceeds of this offering to redeem all or a portion of its 2012 Notes.

In connection with the offering, the Company entered into convertible note hedge transactions with affiliates of the initial purchasers of the Notes (the “hedge counterparties”) and has used a portion of the net proceeds from this offering to pay for the cost of the convertible note hedge transactions. The Company also entered into separate warrant transactions with the hedge counterparties, which partially offset the cost of the convertible note hedge transactions. The convertible note hedge and warrant transactions increase the effective conversion price of the notes to approximately $21.61 per common share, which represents a 70% premium based on the April 24, 2007 closing price of $12.71 per common share. In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised the Company that they or their affiliates have entered into various derivative transactions with respect to the common stock of the Company, concurrently with or shortly following pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of the common stock of the Company concurrently or following the pricing of the Notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to the common stock of the Company and/or purchase or sell common stock of the Company in secondary market transactions. These activities could have the effect of decreasing the price of the common stock of the Company and could affect the price of the Notes during any averaging period related to the conversion of Notes and during the period subsequent to November 15, 2013 and prior to the maturity date. The convertible note hedge transactions are intended to reduce potential dilution to the Company’s common stock upon potential future conversion of the Notes.

The net proceeds from the offering were approximately $242.8 million, after deducting discounts, commissions and estimated expenses. Concurrent with the issue of the Notes, the Company repurchased approximately 10.3 million shares of its common stock in negotiated transactions with institutional investors. The repurchase price of the shares was $12.71 per share, the closing price of the Company’s common stock on April 24, 2007. Additionally, Charming Shoppes’ use of the proceeds included approximately $33 million to fund the net cost of the convertible note hedge transaction after offset by the proceeds from the warrant transaction.

The Company expects to use the remaining net proceeds of the offering for additional purchases of its common stock in the open market or in negotiated transactions and for general corporate purposes, which may include partial payment of the redemption price of the 2012 Notes.

If the initial purchasers exercise their over-allotment option, or if the Company otherwise has proceeds remaining, the Company may use a portion of the additional net proceeds to enter into additional convertible note hedge transactions, to repurchase additional shares of its common stock in the open market or in negotiated transactions, or for general corporate purposes.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955